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Exhibit 23.3

DUFF & PHELPS, LLC LETTERHEAD

February 16, 2007

Mr. Doug Schirle
Chief Financial Officer
GSI Technology, Inc.
2360 Owen Street
Santa Clara, CA 95054

Subject:	WRITTEN CONSENT TO REFERENCE DUFF & PHELPS, LLC VALUATION IN S-1 FILING OF GSI TECHNOLOGY, INC.

Dear Mr. Schirle:

We hereby consent to the inclusion in the registration statement on Form S-1 of GSI Technology, Inc. for the registration of shares of its common stock and any amendment thereto (the "Registration Statement") of references to our final report as of November 10, 2006 relating to the estimation of the fair value of the common stock of GSI Technology, Inc. as of September 30, 2006, and to references to our firm's name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The responsibility for determining the fair value of the common stock rests solely with GSI Technology, Inc. and our valuation report was used as part of GSI Technology Inc.'s analysis in reaching their conclusion of value.

Sincerely,

/s/  DUFF & PHELPS LLC

Duff & Phelps, LLC

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  Exhibit 23.3